Exhibit 23.7
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 2, 2006, except as to Note 22, which is as of June 9, 2006, with respect to the consolidated financial statements of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and to the reference to our firm under the heading “Experts”.

Sibille
Buenos Aires, Argentina
September 8, 2006
/s/ Ariel S. Eisenstein
Partner